Exhibit 5.9

[Letterhead of PARSINEN KAPLAN ROSBERG & GOTLIEB P.A.]

October 20, 2005

To the corporations listed on Schedule 1

c/o National MENTOR, Inc.

313 Congress Street, 5th Floor

Boston, Massachusetts 02210

Re:          Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to the corporations listed on attached Schedule 1 (each such corporation, a “Guarantor” and, collectively, the “Guarantors”), in connection with the Guarantors’ proposed guarantees (each, a “Guarantee”, and collectively, the “Guarantees”), along with the other guarantors under the Indenture (as defined below), of $150,000,000 in aggregate principal amount of 9-5/8% Senior Subordinated Notes due 2012, Series B (the “Exchange Notes”).  The Exchange Notes are to be issued by National MENTOR, Inc., a Delaware corporation (the “Issuer”) pursuant to a Registration Statement on Form S-4 (Registration No. 333-             ) as filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).  The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture, dated as of November 4, 2004 (as may be amended or supplemented from time to time, the “Indenture”), among the Issuer, the guarantors set forth therein and U.S. Bank National Association, as Trustee.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments (i) the articles of incorporation and by-laws of each of the Guarantors, (ii) a written consent of the board of directors of each of the Guarantors with respect to the issuance of the Guarantees, (iii) the Registration Statement and (iv) the Indenture.  “Authority Documents” means, with respect to each Guarantor, items (i) and (ii) in this paragraph with respect to that Guarantor.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantors and the due authorization, execution and delivery of all documents by the parties thereto other than the

PARSINEN KAPLAN ROSBERG & GOTLIEB P.A.

To the corporations listed on Schedule I
October 19, 2005

Guarantors.  We have also assumed the truth and accuracy of the facts and opinions stated in the opinion letter of Kirkland & Ellis LLP dated of even date herewith.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Guarantor and others.  Specifically, for purposes of rendering our opinion set forth herein, we have also reviewed and relied upon a certificate (the “Delivery Certificate”) from an officer of the Guarantors stating that the Indenture has been physically delivered to the trustee thereunder.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies (iv) any law except the laws of the State of Minnesota and the Minnesota case law decided thereunder and (v) the “Blue Sky” laws and regulations of Minnesota.

Based upon and subject to the assumptions, qualifications, assumptions and limitations contained above and below, and the further limitations set forth below, we are of the opinion that:

1.               Each Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota.

2.               The Indenture has been duly authorized, executed and delivered by the Guarantor.  The Indenture is a valid and binding obligation of the Guarantor and is enforceable against the Guarantor in accordance with its terms.

3.               When (i) the Registration Statement has been declared effective; (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and duly delivered to the holders thereof in exchange for the existing 9-5/8% Senior Subordinated Notes due 2012, each of the Guarantees will be a valid and binding obligation of the respective Guarantor thereunder, enforceable against that Guarantor in accordance with its terms

4.               The execution and delivery of the Indenture by each Guarantor and the performance by each Guarantor of its obligations thereunder (including with respect to the Guarantee under which each such Guarantor is the guaranteeing party) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default

PARSINEN KAPLAN ROSBERG & GOTLIEB P.A.

To the corporations listed on Schedule I
October 19, 2005

under) or result in the creation of a lien or encumbrance under or violation of any of, (a) the Authority Documents of that Guarantor, or (b) to our knowledge, as a general matter of law, any statute or governmental rule or regulation of the State of Minnesota or any political subdivision thereof presently in effect which, in the exercise of normal professional diligence, we would recognize as being generally applicable to the transaction to which this letter refers or to any Guarantor.

5.               No consent, waiver, approval, authorization or order of any State of Minnesota court or governmental authority of the State of Minnesota or any political subdivision thereof is required for the issuance by each Guarantor of its respective Guarantee, except such as may be required under the Securities Act or the Securities Exchange Act of 1934, as amended.

We express no opinion with respect to the effect of any law other than the existing laws, ordinances and regulations of the United States of America and Minnesota as of the date hereof, as they are applied and construed as of the date hereof.

We express no opinion as to any agreements, documents or instruments other than the Indenture (and the Guarantees made thereunder).

The terms “knowledge”, “our knowledge” and similar terms mean the actual, present consciousness of lawyers in this firm without having conducted any independent investigation, verification or inquiry, except as specifically described in this letter.  Whenever such term is used, no opinion is expressed as to matters that in fact exist but are not actually known by such lawyers, and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the commission as Exhibit 5.9 to the Registration Statement.  We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,
/s/ Parsinen Kaplan Rosberg & Gotlieb P.A.
PARSINEN KAPLAN ROSBERG & GOTLIEB P.A.

PARSINEN KAPLAN ROSBERG & GOTLIEB P.A.

To the corporations listed on Schedule I
October 19, 2005

Schedule 1

List of Guarantors

1.	REM, Inc.
2.	REM Arrowhead, Inc.
3.	REM Central Lakes, Inc.
4.	REM Community Payroll Services, LLC
5.	REM Consulting & Services, Inc.
6.	REM Council Bluffs, Inc.
7.	REM Health, Inc.
8.	REM Heartland, Inc.
9.	REM Hennepin, Inc.
10.	REM Home Health, Inc.
11.	REM Leadway, Inc.
12.	REM Management, Inc.
13.	REM Minnesota Community Services, Inc.
14.	REM Minnesota, Inc.
15.	REM North Star, Inc.
16.	REM Ramsay, Inc.
17.	REM River Bluffs, Inc.
18.	REM South Central Services, Inc.
19.	REM Southwest Services, Inc.
20.	REM Woodvale, Inc.

[End of Schedule]